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                                                                    EXHIBIT 4(a)


                                AMENDMENT NO. 5
                         TO LOAN AND LETTER OF CREDIT
                            REIMBURSEMENT AGREEMENT

     THIS AMENDMENT NO. 5 ("Amendment") is made effective as of the 6th day of October, 1997, among UNITOG COMPANY, a Delaware corporation (the "Company"), UNITOG RENTAL SERVICES, INC., a California corporation ("Rental") (Company and Rental being sometimes collectively referred to herein as the "Borrowers" or individually as a "Borrower"), UMB BANK, N.A., f/k/a United Missouri Bank, N.A., Kansas City, Missouri, a national banking association ("UMB"), HARRIS TRUST AND SAVINGS BANK, Chicago, Illinois, an Illinois banking corporation ("Harris"), NBD BANK, Detroit, Michigan, a Michigan banking corporation ("NBD") (UMB, Harris and NBD being sometimes collectively referred to herein as the "Banks" or individually as a "Bank") and UMB Bank, N.A., f/k/a United Missouri Bank, N.A., Kansas City, Missouri, a national banking association, as agent for the Banks herein (in such capacity, the "Agent").

                                   RECITALS

     WHEREAS, the Borrowers, the Banks and the Agent entered into a Loan and Letter of Credit Reimbursement Agreement (the "Agreement") dated September 10, 1993, the terms of which were modified and amended by Amendment No. 1 to Loan and Letter of Credit Reimbursement Agreement ("Amendment No. 1") dated December 29, 1994, and further modified and amended by Amendment No. 2 to Loan and Letter of Credit Reimbursement Agreement ("Amendment No. 2") dated November 9, 1995, Amendment No. 3 to Loan and Letter of Credit Reimbursement Agreement ("Amendment No. 3") dated effective February 1, 1996, and Amendment No. 4 to Loan and Letter of Credit Reimbursement Agreement ("Amendment No. 4") dated effective November 25, 1996, each executed by the Borrowers, the Banks and the Agent (the Agreement, as modified and amended by Amendment No. 1, Amendment No. 2, Amendment No. 3, and Amendment No. 4, herein the "Loan Agreement"); and

     WHEREAS, pursuant to the Loan Agreement the Banks agreed to provide revolving loans to the Borrowers of up to Sixty-Four Million Five Hundred Sixty-One Thousand Six Hundred Forty-Four Dollars ($64,561,644); and

     WHEREAS, the parties desire to modify and amend the Loan Agreement to allow the Borrower to request more than two extensions of the Revolving Credit Maturity Date, which is now September 8, 2000.

     NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the parties mutually agree as follows:

     1. Amendment to Section 2.2.11 of the Loan Agreement. Section 2.2.11 of the Loan Agreement is amended by deleting the first sentence thereof and inserting in its place the following:

          The Borrowers shall have the right to request one (1) year extensions of the Revolving Credit Maturity Date.

     2.   No Other Modifications.  Except as hereby modified and amended, all
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of the terms, conditions and covenants contained in the Loan Agreement, including expressly the terms of Section 2.2.11, shall remain in full force and effect.

     3. Representations and Warranties. The Borrowers hereby represent and warrant that:

          a. The representations and warranties contained in the Loan Agreement and in each certificate or document furnished by the Borrowers and delivered therewith are true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof;

          b. No Event of Default, and to the Borrowers' knowledge no event which with the passage of time or the giving of notice or both could become an Event of Default, exists on the date hereof, and no offsets or defenses exist against their obligations under the Loan Agreement or the documents delivered in connection therewith;

          c. This Amendment has been duly authorized, executed and delivered so as to constitute the legal, valid and binding obligation of the Borrowers, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditor's rights generally and general principles of equity;

          d. The execution, delivery and performance of this Amendment will not violate any applicable provision of law or judgment, order or regulation of any court or of any public or governmental agency or authority nor conflict with or constitute a breach of or a default under any instrument to which the Borrowers are a party or by which the Borrowers' or the Borrower's properties is bound nor result in the creation of any lien, charge or encumbrance upon any assets of the Borrowers.

     4.   Miscellaneous.

          a.   The laws of the State of Missouri shall govern this Amendment.

          b. This Amendment shall be binding on the parties hereto and their respective successors and assigns, and shall inure to the benefits of the parties hereto.

          c. This Amendment may be executed in any number of counterparts, all of which when taken together shall constitute but one agreement and any of the parties hereto may execute this Amendment by signing any such counterpart.

          d. Section captions used in this Amendment are for convenience only and shall not affect the construction of this Amendment.

          e. Capitalized terms used herein and not specifically herein defined shall have the meanings ascribed in the Loan Agreement.

     5.   Statutory Statement.  (MO. Rev. Stat. Section 432.045)
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          a.   ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO
     FORBEAR FROM ENFORCING PAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT BORROWERS AND BANKS FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING AND THE DOCUMENTS REFERRED TO HEREIN, WHICH ARE THE COMPLETE AND EXCLUSIVE

     STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.



                     [THIS SPACE INTENTIONALLY LEFT BLANK]


     IN WITNESS WHEREOF, the Borrowers, the Banks and the Agent have caused this Amendment No. 5 to be executed by their respective officers duly authorized as of the dates written beside their respective names below.


DATE:  10/15/97                        UNITOG COMPANY


                                       By:  /s/ J. Craig Peterson
                                            Name:  J. Craig Peterson
                                            Title:  Chief Financial Officer


DATE:  10/15/97                        UNITOG RENTAL SERVICES, INC.


                                       By:  /s/ J. Craig Peterson
                                            Name:  J. Craig Peterson
                                            Title:  Chief Financial Officer


DATE:  10/6/97                         UMB BANK, n.a.
                                       Individually and as Agent

                                       By:  /s/ David A. Proffitt
                                            Name:  David A. Proffitt
                                            Title:  Sr. Vice President


DATE:  10/23/97                        NBD BANK


                                       By:  /s/ Thomas A. Levasseur
                                            Name:  Thomas A. Levasseur
                                            Title:  Vice President



DATE:  10/23/97                        HARRIS TRUST AND SAVINGS BANK


                                       By:  /s/ Len E. Meyer
                                            Name:  Len E. Meyer
                                            Title:  Vice President